EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SIERRA BANCORP TO RAISE $21.3 MILLION IN PRIVATE PLACEMENT OF

COMMON STOCK TO INSTITUTIONAL INVESTORS

PORTERVILLE, CA, August 27, 2009—Sierra Bancorp (NASDAQ: BSRR), the bank holding company for Bank of the Sierra, today announced that it has entered into a purchase agreement with select institutional investors pursuant to which it will raise $21.3 million in a private placement of its common stock.

Sierra Bancorp will sell 1,935,000 shares of its common stock at a price of $11.00 per share. The net proceeds from the offering, after placement fees and estimated transaction expenses, are approximately $20.4 million. Proceeds of the offering will be available for general corporate purposes and to support ongoing organic growth of Bank of the Sierra. The closing is expected to take place on or about August 28, 2009, subject to satisfaction of customary closing conditions.

“This capital raise confirms that, even in troubled economic times, disciplined banks, like Bank of the Sierra, with sound business models and an outstanding management team can successfully access the capital markets,” said Jim Holly, Sierra Bancorp’s Chief Executive Officer. “The proceeds of this offering further strengthens our already strong capital position and provides us the additional resources to continue to grow and support the businesses and communities we serve,” added Holly.

The securities to be issued in the private transaction have not been registered under the Securities Act of 1933, as amended, and may not be sold by the holders except pursuant to an effective registration statement or an applicable exemption from the registration requirements. As part of the financing, Sierra Bancorp has agreed to file a registration statement with the Securities and Exchange Commission within 60 days of the closing covering the issuance of the shares sold in the private placement.

Wunderlich Securities, Inc., headquartered in Memphis, Tennessee, is serving as the placement agent in the private placement.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 32nd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has $1.3 billion in total assets with 23 branch offices, an agricultural credit center, an SBA center, an online “virtual” branch, and over 400 employees.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties, including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.